SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                     FORM 15

                   Certification and Notice of Termination of
                     Registration under Section 12(g) of the
                Securities Exchange Act of 1934 or Suspension of
                              Duty to File Reports
                  Under Sections 13 and 15(d) of the Securities
                             Exchange Act of 1934.

                        Commission File Number: 000-27449


                               RESOURCEPHOENIX.COM
            --------------------------------------------------------
             (Exact name of registrant as specified in its charter)


            2401 Kerner Boulevard, San Rafael, California 94901-5527
            --------------------------------------------------------
                            (Address, including zip
                code, and telephone number, including area code,
                  of registrant's principal executive offices)


                              Class A common stock
            --------------------------------------------------------
            (Title of each class of securities covered by this Form)




(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)   [X]                            Rule 12h-3(b)(1)(ii)  [  ]
Rule 12g-4(a)(1)(ii)  [  ]                           Rule 12h-3(b)(2)(i)   [  ]
Rule 12g-4(a)(2)(i)   [  ]                           Rule 12h-3(b)(2)(ii)  [  ]
Rule 12g-4(a)(2)(ii)  [  ]                           Rule 15d-6            [  ]
Rule 12h-3(b)(1)(i)   [  ]

Approximate number of holders of record as of the certification or notice date:
      40
    ------

Pursuant  to  the   requirements  of  the  Securities   Exchange  Act  of  1934,
ResourcePhoenix.com has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:  March 7, 2001                   By: /s/ NEAL DIVVER
                                           -------------------------------------
                                           Neal Divver, Chief Financial Officer

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.